Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF

PEAK RESORTS, INC.

(as amended on October 26, 2016)

ARTICLE ONE

The name of the corporation (hereinafter referred to as the “Corporation”) is Peak Resorts, Inc.

ARTICLE TWO

The address of the Corporation’s registered office in this state is 17409 Hidden Valley Drive, Wildwood, Missouri 63025. The name of its registered agent is Timothy D. Boyd.

ARTICLE THREE

The aggregate number, class and par value of shares which the Corporation shall have authority to issue is:  (a) Forty Million (40,000,000) shares of Common Stock, all of which shall have a par value of One Cent ($0.01) per share and (b) Forty Thousand (40,000) shares of Preferred Stock, all of which shall have a par value of One Cent ($0.01) per share.

ARTICLE FOUR

The preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect of the shares of each class are as follows:

1.Except to the extent granted to any holder of Common Stock or Preferred Stock pursuant to a written agreement between the Corporation and such holder, no holder of Common Stock or Preferred Stock shall be entitled to preemption or subscription rights with respect to the Common Stock or Preferred Stock.

2.All cumulative voting rights are hereby denied, so that the Common Stock and the Preferred Stock of the Corporation shall not carry with it and no holder or owner of any share or shares of the Common Stock or Preferred Stock shall have any right to cumulative voting in the election of directors or for any other purpose.

3.Subject to any other provisions of these Articles of Incorporation and/or any Certificate of Designation with respect to the Preferred Stock, as each may be amended from time to time, holders of shares of Common Stock and Preferred Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as, and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

4.Subject to any provisions of any Certificate of Designation with respect to the Preferred Stock, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors, in proportion to the number of shares held by them, respectively.

5.In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Common Stock shall be entitled to receive the same per share consideration on a per share basis.

6.The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

ARTICLE FIVE

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

1.The property and business of the Corporation shall be controlled and managed by its Board of Directors. Qualifications of Directors may be prescribed in the By-laws of the Corporation.

2.The number of Directors shall be fixed by, or in the manner provided in, the By-laws; provided that the By-laws shall provide for three (3) or more Directors.

3.Directors shall be elected to hold office for a term of one (1) year, with the term of office expiring on the date of the annual meeting of shareholders.

4.If the office of a Director becomes vacant for any reason, the remaining Directors shall choose a successor or successors who shall hold office for the unexpired term in respect of which such vacancy occurred or until the next election of Directors.

5.Subject to any limitation imposed by law, Directors may be removed, with or without cause, only (a) by the Board of Directors, as provided by law, in the event a Director fails to meet the qualifications stated in the By-laws for election as a Director or in the event such Director is in breach of any agreement between such Director and the Corporation relating to such Director’s service as a Director or employee of the Corporation, or (b) by a vote of the holders of sixty-six and two thirds percent (66-2/3%) of the shares then entitled to vote at an election of Directors, voting as a single class. Any such vote by the shareholders shall be in addition to the separate vote of any particular class or series of capital stock of the Corporation required by or pursuant to law, the Articles of Incorporation or otherwise.

ARTICLE SIX

1.The Corporation shall indemnify its Directors and officers to the fullest extent authorized or permitted by law; provided, however, that the Corporation shall not be obligated to indemnify any Director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the Board of Directors, except for proceedings to enforce rights to indemnification. Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

2.The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification to employees and agents of the Corporation similar to those provided to Directors and officers.

ARTICLE SEVEN

The duration of the Corporation is perpetual.

ARTICLE EIGHT

The Corporation is formed for the following purposes:

To engage in any business lawful and permitted pursuant to the laws of the State of Missouri and to do anything permitted of corporations formed pursuant to the provisions of The General and Business Corporation Law of Missouri, as amended from time to time.

ARTICLE NINE

The power to make, amend, alter and rescind the By-laws of the Corporation shall be vested solely in the Board of Directors.

ARTICLE TEN

The Corporation shall have full authority to amend these Articles of Incorporation, at any time or from time to time, as permitted by the provisions of The General and Business Corporation Law of Missouri, as amended from time to time.

By: /s/ Timothy D. Boyd

Name: Timothy D. Boyd

Title: President/Chief Executive Officer